Exhibit 99.3
Final Transcript
Conference Call Transcript
ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: May. 15. 2009 / 8:30AM ET

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Manager, IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman, CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — CFO
Brian Logan
Abercrombie & Fitch Co. — Controller, Sr. Director, IR
CONFERENCE CALL PARTICIPANTS
Jeffrey Klinefelter
Piper Jaffray & Co. — Analyst
Brian Tunick
JPMorgan Chase & Co. — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Michelle Tan
Goldman Sachs — Analyst
Jeff Black
Barclays Capital — Analyst
Paul Lejuez
Credit Suisse — Analyst
Janet Kloppenburg
JJK Research — Analyst
Adrienne Tennant
Friedman, Billings, Ramsey — Analyst
Barbara Wyckoff
Guerrilla Capital Management — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Christine Chen
Needham & Co. — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Lorraine Hutchinson
BAS-ML — Analyst
Kimberly Greenberger
Citigroup — Analyst
Linda Tsai
MKM Partners — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
Michelle Clark
Morgan Stanley — Analyst
Jennifer Black
Jennifer Black & Assoc. — Analyst

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Roxanne Meyer
UBS — Analyst
Marni Shapiro
The Retail Tracker — Analyst
John Morris
Bank of Montreal — Analyst
PRESENTATION
Operator
Good day everyone, and welcome to the Abercrombie & Fitch first quarter earnings results conference call. Today’s conference is being recorded. (Operator Instructions). We will open the call to questions after the presentation.
At this time, I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, go ahead, sir.
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
Good morning, and welcome to our first quarter earnings call. Earlier this morning we released our first quarter sales and earnings, balance sheet, statement of operations, and an updated financial history. Please feel free to reference these materials available on our website.
The figures in these materials, as well as comments we will make this morning regarding our financial results for the first quarter ended May 2, 2009, do not include the effects of a noncash impairment charge currently being determined, which is to be recorded in the first quarter in connection with the strategic review of the RUEHL business, and will be discussed in greater length later in our prepared comments. This call is being recorded, and the replay may be accessed through the Internet at Abercrombie.com.
Before we begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor Statement found in our SEC filings. Today’s earnings call will be limited to one hour. We will begin the call with a few brief remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan Ramsden and Brian Logan. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question, so that we can speak with as many callers as possible.
Now to Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning everyone. Thank you for joining us today. The first quarter was clearly a difficult one for us. With the challenging economic environment, we continue to face a headwind, where the consumer is reluctant to spend on premium brands. There is a price consciousness dictating shoppers’ purchases today, unlike anything I have seen before.
We have spent years building our brands to compete on quality, aspiration, and the unique store experience, not on price. There are also fashion headwinds. We are currently in a cycle that lacks a dominant trend in the female business, trends that appear to have some traction are not the long-term trend, that classic, casual, preppy, all-American sportswear that is core to our heritage. Our belief is that all of these phenomenon are temporary.
However, we are approaching the current conditions with a conservative mindset, until we see a clear improvement. We see 2009 as a transitional year, and are focusing our efforts on laying the groundwork for our long-term success and prosperity. We took a number of steps in this direction during the first quarter.
First, we pushed forward with our international expansion efforts, and continue to be more than excited about the extraordinary opportunity this represents. The future is tied to our international expansion. Second, there are actions we have taken to improve product and pricing.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
We are actively planning for meaningful reductions in our average unit retails, while remaining committed to protecting our initial markup percentage, and providing quality product. We are pleased with the feedback from our customers regarding newness in fashion currently being offered in our assortment, and we look for this to continue to improve in summer and Back-to-School.
We believe we missed some female fashion trends in the first quarter, but as you can see, we are addressing it. We continue to believe that we can take the trends that are doing well in female fashion, and turn them into our handwriting. Third, we made significant changes at our home office that will enable us to operate more efficiently going forward, and will also result in significant cost savings. These were difficult decisions, but they were made with an eye to the future.
As we have said before, examining our cost structure is an ongoing effort. Jonathan will provide more on this in a moment. We expect to reap the fruits of all of these efforts partly in 2009, but more significantly in 2010 and beyond. In the meantime, our long-term priorities will continue to be concentrated around, protecting the brands, preserving cash, and growing internationally in a seasoned, disciplined, and controlled way.
With that, I will hand the call over to Jonathan, but will be available to answer your questions at the end of our prepared comments. Jonathan?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Thank you Mike, and good morning everyone. While we are disappointed with the loss in the first quarter, as Mike said, we are taking steps that will better position us to achieve stronger results going forward.
For the first quarter, net sales decreased 24% to $612 million, while comp sales decreased 30%. Our gross margin rate for the quarter was 63.3%, down 350 basis points, reflecting a higher markdown rate for the quarter. We continue to test and evaluate our approach to markdowns, but anticipate continued pressure on the gross margin rate for 2009 as a result of markdowns. As you know, over the last six months, we have been focused on improving our cost structure, both for 2009 and the longer term.
For the purpose of this exercise, we have been using what we believe is a conservative view of medium term domestic sales levels, and evaluating all of the actions we can take to improve our expense structure. This process is still ongoing, although we have made progress in a number of areas. As Mike mentioned, we implemented changes at our home office, that will enable us to operate more efficiently in the future.
These changes are reflected in our MG&A expense for the quarter which was $89.5 million, down 14.5% versus last year’s expense of $104.7 million. The reduction in MG&A includes savings related to employee compensation and benefits, travel, outside services, and marketing. The annualized effect of net home office head count reductions since January related to base salary only, was approximately $13 million, and approximately $20 million relative to October 2008. Including in MG&A for the quarter is a benefit of $1.1 million arising from the net effect of a legal settlement, severance expense, and certain home office asset write-offs.
We expect a comparable or slightly higher percentage reduction in MG&A expense in the second quarter, relative to the prior year. We expect that the percentage reduction in MG&A will moderate in the latter half of the year, as we begin to anniversary 2008 savings, and potentially restore incentive and related accruals, if warranted by improved performance. Within stores and distribution expense, occupancy costs, comprising rent, depreciation, and other related charges represented about 47% of total stores and distribution expense, and were up approximately 15% versus prior year.
This is a significant component of our cost base, that at least in the short-term, is largely independent of same-store sales levels. The increase from the prior year is primarily attributable to the current year effect of 2008 store openings, and incremental preopening rent. Occupancy costs for the second quarter will be approximately in-line with the first quarter in dollar terms, and somewhat higher in the later part of the year, due to 2009 store openings, and preopening rent associated with the expected 2010 store openings.
We currently have approximately 70 lease expirations and expected kickout provisions in 2009, the majority of which fall late in the year, we are looking closely at each of these lease expirations. We also have approximately an additional 210 lease expirations in 2010 and 2011.
All other stores and distribution expenses comprising selling payroll, store management and support, distribution, DTC and other costs, were down approximately 10% on a year-over-year basis, and represented around 30% of sales, compared to approximately 25% of sales for the first quarter of 2008. We expect this deleveraging effect to progressively reduce as we go through the year. On an average store basis and excluding DTC costs, these expenses were down approximately 16% year-over-year.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
We announced this morning that we are in the process of conducting a strategic review of RUEHL, the outcome of which has not been determined at this point. However, based on this review, and on the requirements of FAS 144, we have determined that it is appropriate to record a noncash impairment charge in the first quarter.
The amount of this charge is in the process of being determined, and is not reflected in the condensed consolidated financial statements distributed this morning, but will be reflected in our Form 10-Q for the quarter. The maximum amount of the charge is approximately $55 million pretax, representing the net book value of long-lived assets associated with the RUEHL operations. In addition to the impairment charge, the outcome of the RUEHL review may result in additional material charges in future periods.
As an update to our specific plans for new store openings in 2009, domestically, in addition to the Hollister flagship in Soho, we now expect to open 10 stores in 2009. This figure includes two abercrombie stores, four Hollister stores, two Gilly Hicks stores, and two outlet stores. Internationally we remain on-track to open A&F and Abercrombie flagships in Milan in October, and an Abercrombie & Fitch flagship in Tokyo in December. We now expect to open seven Hollister mall-based stores in the UK, one Hollister mall-based store in Germany, one Hollister mall-based store in Italy, and one abercrombie store in Canada.
Fiscal 2009 total capital expenditures are now expected to be approximately $200 million, including approximately [$165] (corrected by Company) million related to new stores, store refreshes and remodels, and approximately $45 million related to IT, distribution center, and other home office projects. The increase from the previously announced range of 155 million to $175 million includes the effect of store openings we are adding to 2009, and some capital expenditures we expect to incur later in the year associated with 2010 openings. We expect the increase in capital expenditures to be partially offset by an increase in landlord construction allowances.
We also confirmed today that we entered into a new lease for the Fifth Avenue kids flagship store, replacing the prior lease. The new space is adjacent to the previous space, it offers more store frontage and has more favorable lease terms. We anticipate an accelerated rate of opening for European mall-based Hollister stores in 2010 and 2011. As we have previously stated, our existing UK Hollister stores operate at productivity levels significantly higher than the average US store. With regard to cash, we ended the quarter with $463.7 million of cash and cash equivalents, and outstanding debt and letters of credit of $143 million.
Now to Brian who will provide some additional detail on our first quarter financial performance.
Brian Logan — Abercrombie & Fitch Co. — Controller, Sr. Director, IR
Thank you, Jonathan. As we reported earlier this morning, fiscal 2009 first quarter net sales for the 13 weeks ended May 2, 2009 decreased 24% to $612.1 million, from 800.2 million for the 13 weeks ended May 3, 2008. First quarter direct to consumer net sales decreased 21% to 49.1 million. Total Company comparable store sales decreased 30%.
Average transactions per store decreased 27%, and average transaction value decreased 4%. Across all brands, average unit retail decreased 1% for the first quarter, with a decrease in April being greater than in the earlier months. The reduction in AUR is net of price increases that began to go into effect in the second quarter of 2008.
From a merchandise classification standpoint for the total Company, the masculine categories continued to outpace the feminine categories, as male comparable store sales decreased by a high teen, while female comparable store sales decreased by a mid-30. On the male side, denim, fragrance, and fleece were strongest, while graphic tees and shorts were weakest. On the female side, wovens and sweaters were stronger categories, while knit tops, fleece, graphic tees and shorts were the primary drivers of the negative comparable-store sales results.
For the first quarter, the gross profit rate was 63.3%, down 350 basis points from last year’s first quarter rate of 66.8%, reflecting a higher markdown rate. We ended the first quarter with inventories per gross square foot at cost, down 27% as compared to the previous year. We scaled back on spring, seasonal inventory receipts during the first quarter, in response to the declining sales. Stores and distribution expense for the quarter as a percentage of sales increased 13.1 percentage points to 55.8, versus 42.7% last year.
For the first quarter, marketing, general, and administrative expense was $89.5 million, down 15% versus last year’s expense of 104.7 million. As a percentage of sales, MG&A expense increased 1.5 percentage points to 14.6%, from 13.1% last year. Interest income for the first quarter was $1.4 million, compared to 7.6 million for the first quarter last year. The decrease was primarily attributable to a lower rate of return on investments compared to last year.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
The effective tax rate for the first quarter was a benefit of 34.7%, compared to an expense of 36.8% for the first quarter of 2008. The rate was lower in 2009 due to the recording of discreet items which reduced the tax benefit. For the first quarter, we reported a net loss of $26.8 million, compared to net income of 62.1 million last year.
The first quarter net loss per basic and diluted share was $0,31 before taking into account the noncash impairment charge currently being determined, in connection with the strategic review of the RUEHL business, compared to net income per diluted share of $0.69 last year.
During the first quarter, we opened six new stores and closed five existing stores, resulting in square footage remaining relatively flat to the end of the fourth quarter of 2008. We ended the first quarter with a total of 354 Abercrombie & Fitch, 212 abercrombie, 515 Hollister, 29 RUEHL, and 16 Gilly Hicks stores, including 3 Abercrombie & Fitch, 3 abercrombie, and 5 Hollister stores in Canada, and 1 Abercrombie & Fitch, and 3 Hollister stores in the United Kingdom.
This now concludes our prepared comments. We are available to take your questions. Please limit yourself to one question, so that we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER
Operator
Thank you, sir. (Operator Instructions). And for our first question, we go to Jeff Klinefelter with Piper Jaffray.
Jeffrey Klinefelter — Piper Jaffray & Co. — Analyst
Yes, thank you. Question really, Jonathan is on the guidance that you are providing for the income statement line items in the second quarter. Just curious if you could repeat the store and distribution expense directional guidance that you provided? You are anticipating the store-related expenses being roughly flat in dollars, I believe, is what you said. But could you just go through the components of that and MG&A, how you expect that to trend versus Q1?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Absolutely, good morning Jeff. What we tried to do is to call out that there were two significant components within stores and distributions that behaved somewhat differently, and I think probably one of the reasons why we were off from the consensus for the quarter is we probably hadn’t done a good job of communicating the significance of those occupancy costs within stores and distribution expense.
So just to recap, for the first quarter occupancy costs were 47% of total stores and distribution expense, in dollar terms quarter to quarter we see that being flat into Q2, and then we see it progressively increasing somewhat in the latter half of the year due to the additional store openings.
The other piece of store and distribution expense, which is selling payroll, other variable costs, and we have rolled DTC and DC costs in there, is the piece that is more variable with sales over time, so that one is harder for us to give more specific guidance on. What we are saying there is the deleveraging effect year-over-year in the first quarter, which was approximately 5 percentage points, that caption represented 30% of sales this year, versus 25% last year.
We see that deleveraging effect reducing progressively quarter by quarter over the balance of the year. The exact magnitude of that reduction will depend on same-store sales, and also our ongoing implementation of expense savings, but directionally, it is going to reduce things fairly significantly over the course of the year.
Operator
Our next question, we go to Brian Tunick with JPMorgan.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Brian Tunick — JPMorgan Chase & Co. — Analyst
Thanks. Good morning. Mike, you talked about these meaningful pricing changes. Just wondering if you could sort of drill down between Abercrombie and Hollister, when we visit the stores, we see things that are higher price points and lower price points. Maybe just talk about that. And any learning from the clearance events? It has obviously been, a lot of people talking about.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
We constantly review price. Customers are extraordinarily price sensitive. We are reducing AURs in all of the brands, but primarily Hollister and kids. The important thing to note here, well, let me talk about how we are going to do it, how we are going to continue to do it. There will be some opening, additional opening price points in Hollister and kids, and we will continue to reduce the AUR with ongoing clearance. The important thing to note here is that we are saying there are meaningful reductions, clearly more meaningful in Hollister and kids.
The important thing to note is that we are going to strive for our initial level, our traditional level, high level of initial markup percentage. We are going to maintain quality in the merchandise. This is really a critical factor. We are not taking anything out of the quality of the merchandise, which obviously leads you to the way we are going to achieve this, is through lower average unit costs. And we can achieve that because that is the kind of environment in which we live. But clearly the formula is high IMU, high quality, reducing our AURs with reduced average unit costs. I think we are achieving it, and will continue.
Operator
And we go next to Liz Dunn with Thomas Weisel Partners.
Liz Dunn — Thomas Weisel Partners — Analyst
Hi, good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Liz Dunn — Thomas Weisel Partners — Analyst
I would like to ask a question on the fashion. You called out that you missed some female fashion, and certainly we have seen a bit more color, and a couple of dresses in the stores recently.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
A couple.
Liz Dunn — Thomas Weisel Partners — Analyst
Can you sort of talk about what is brand appropriate versus, what we are seeing right now? Because I think in the past you have said dresses aren’t appropriate, and I think there has been some unwillingness to do certain colors, and that sort of thing. So how are you thinking about brand positioning and fashion, and what should we see in the stores as we move forward, just directionally, big picture comments?

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
As I have always said, we have to protect the handwriting of the brand. As we missed dresses first quarter, and it was a major miss for us, and we were wrong. I was wrong. You will see dresses being delivered into the stores aggressively this quarter. There will be more as we get into June and July. It was a miss.
Our other major miss was print and pattern. As you can see what is happening out there, is highly decorated goods seem to be selling. We have to put that trend into our handwriting. We are and have. I think the color issue has not been an issue.
But clearly we missed dresses, and clearly we weren’t as aggressive with print and pattern as we should have been. We were wrong. I was wrong, and we are correcting as we go forward.
Operator
And we go next to Michelle Tan with Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Great, thank you. Just a couple of questions. One, can you refresh us on the level of incremental preopening expense that you are expecting in the second half of the year versus last year? And then also, any sense of how we should think about the magnitude of gross margin pressure? Obviously the inventories are a lot leaner, but there is some potential pressure from the pricing strategy, and some of the ongoing clearance activity that you are expecting to do. So any sense of that relative to first quarter would be helpful?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Brian, do you want to take the opening one?
Brian Logan — Abercrombie & Fitch Co. — Controller, Sr. Director, IR
Sure. Michelle, as far as preopening rent concerned, I think it is easier if we give you a forecast of what we think the total preopening rent for the year is expected to be. We expect preopening rent for the full year of 2009 to be approximately $35 million, which is primarily made up of flagship and international, which is about 31 million to 32 million of that, and then the rest is domestic, versus last year we had preopening rent of about $30 million, which was made up of, a larger part of it was domestic last year, so we have had a reduction. But there was also some international.
The incremental impact, preopening rent this year has come down from our previous projections, primarily because of the kids Fifth Avenue store. We are going to be taking possession later in the year, and also some of the more favorable lease terms are effecting some of the preopening rents. So hopefully that makes it a little bit clearer as to where we are going to be for the year.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Michelle, in terms of gross margin for the year, as we said, we do anticipate there will be continued pressure this year due to markdowns. Over time, our intent is that will alleviate as we are able to get lower product costing, able to get to lower AURs while maintaining quality, but protecting our IMU. But that is something that will work its way in over time, rather than something that is going to be an overnight accomplishment.
Operator
We go next to Jeff Black with Barclays Capital.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jeff Black — Barclays Capital — Analyst
Yes, thanks, good morning. Just how do we understand how you guys are frameworking the MG&A, and stores and distribution expense, just on a per square foot basis even? It seems like we are not back to ‘05 levels yet on your guidance. Is there some per square foot number you guys are looking to, where you would like to drive those expenses down over time? Any color on that would be helpful. And also, if you could just address what have Gilly and RUEHL been costing over the last few years? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
With regard to our MG&A, Jeff, the perspective we have taken is to look at where we were sort of three or four years ago, and to look at what it would take to get back to those kind of levels, and I think we feel we have made pretty good progress in MG&A. We don’t specifically look at that on a per square foot basis. Or at least that isn’t the specific metric we have used in terms of how we have managing it. We look at more in terms of when we go back in time, when we look at the level of the domestic business, what would be the MG&A we needed at that point. Over time, the sum incremental MG&A associated with international expansion, but as we have said, we don’t expect that to be a very significant component.
On the stores and distribution side, clearly we have had a significant deleveraging effect, particularly because of the occupancy costs. In the first quarter there was a slight percentage point deleveraging on other store and distribution costs, and we are working on all of those. But I think it is partly a function of the abruptness of the decline, and clearly we have added stores cumulatively, and we have added CapEx, and we are still cycling through the effects of that.
So on the occupancy piece of that, it is going to take a little longer to realign that with sales levels on the stores and distribution piece, we have implemented a significant number of savings initiatives, and we have more in the pipeline, so there was also some deleveraging effect of sales there, but we think we can aggressively mitigate that, and then hopefully we will have a sales recovery, which will also help with that.
Operator
And next we go to Paul Lejuez, Credit Suisse.
Paul Lejuez — Credit Suisse — Analyst
Thanks, two questions. A follow-up on the AUR, Mike, can you share with us the average AUR reduction that we are likely to see, either overall or by brand, would be even more helpful? And then just looking at the inventory, can you give us a sense of how much of the inventory decrease was a function of lower costs that you are already seeing on product, how much was from just taking markdown hits currently in the first quarter, versus the pure clearing of units? I guess maybe it is helpful to know what the decline would have been in units, maybe what percent of inventory on hand is marked down versus last year? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Paul, I would love to give you that figure. I cannot. I am told I cannot. But it is a figure that we think is meaningful, and I think that is where we have to leave that. Brian, can you address the second part of the question?
Brian Logan — Abercrombie & Fitch Co. — Controller, Sr. Director, IR
Yes, Paul, the reduction in units was somewhat less than the reduction in costs, because of some of the higher markdown rate and lower AURs that you alluded to. The reduction on a unit basis was down approximately 22%. And that is on a per gross square foot basis.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
We can say, Paul, that the AUR reduction will be greater in Hollister and kids than Abercrombie & Fitch.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
For our next question, we go to Janet Kloppenburg with JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Good morning, hi Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Janet.
Janet Kloppenburg — JJK Research — Analyst
Hi.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
How are you?
Janet Kloppenburg — JJK Research — Analyst
I am good. How are you?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Very good.
Janet Kloppenburg — JJK Research — Analyst
Couple of questions. I wondered how, if the change in AUR would be effective for Back-to-School, and if the fashion misses you addressed would be corrected for that period and going forward, and for Jonathan or Brian, I wondered if you could talk to us about the 70 stores that the leases that are expiring, and if those stores are EBIT positive or if there are stores in that mix that are trending at EBIT levels well below the corporate average, and what the outlook is for those stores? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. Let’s talk about AUR effect of Back-to-School. The answer is yes. Fashion misses, corrected for Back-to-School, yes. Let’s just hope when Back-to-School is over, that we haven’t discovered something else that we think may have to be corrected for Back-to-School.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Janet, on the leases, within the 70, there are a smallish number of kick-outs where almost by definition, the volumes are not at certain levels, or other factors in play, which make those not particularly profitable stores. Of the balance, if you look at the overall profile of our lease expirations, the healthiest group of leases is towards the middle of the range. The newest leases and the oldest leases are disproportionately the least well performing.
So within the next two years, we have a significant number of leases that are towards the lower end of the contribution range, and a number of which are also in models, which are not at the higher end of the range in terms of where we want to be in general. We are going to look at each of them, and in general, if a lease is not generating a positive contribution, at this point, we certainly won’t be renewing it for a full 10-year term. We probably will have some closures this year, and we will be looking to either, potentially extend the other leases on a shorter-term basis, or achieve rent reductions if we are going to renew them for longer than that.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
May I just hijack this question for a minute, because I would really like to comment for a second about how successful our international business is, and to restate the fact that our future is with the international business. Clearly there is an appetite for our level of quality in product, store, store experience on an international basis. I am not supposed to say this, but I am thinking about it.
We opened this store in the UK yesterday in a mall called West Key in South Hampton. That store opened yesterday with no advertising, no PR, with lines out the door for the opening, and we did on the opening day in that store, this was yesterday, I will get in trouble for telling you this, but five times the average of a domestic Hollister opening day.
The other Hollister UK stores are trending extraordinarily well. Our London flagship after two years of operation continues to comp positively. As a matter of fact, the rate for first quarter was greater than fourth quarter last year. We are seriously looking at the store base in the US, but let’s all look to the future. That is an opportunity that is extraordinary.
Operator
We go next to Adrienne Tennant with FBR Capital Markets.
Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
Good morning. Could you talk about the initiatives on product costing? You talked about trying to protect IMU, and then I thought there was a secondary comment that there was pressure on IMU, because of the price increases in Q2 ‘08. So at one point you have nine-month lead times. At what point do your IMUs flatten out? At what point can we see them then expand, unless I am misunderstanding something? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
We are just trying to make sure we understand the question.
Adrienne Tennant — Friedman, Billings, Ramsey — Analyst
Earlier I think there was a comment, Mike that you had made, that the goal was to protect IMU, but you are going to see meaningful AUR reductions. And then later on, Jonathan, I think you had said that there would then be pressure, because of the compare to last year in the second quarter on IMU.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think that is exactly right. As the year progresses, we will see the benefits of the lower average unit cost. That is where we are directing ourselves, and we are directing ourselves to that formula, traditional IMU, protecting the quality, and lower AUR. We are able to achieve that as the year progresses. We still have pressure on that line for second quarter, because we haven’t been as aggressive on the average unit cost reduction as we are going forward.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Adrienne, it is progressive, but we are looking to spring next year. That is obviously far enough out that we can actually be actively planning to have it fully cycled by then, in terms of the reductions we are going to be able to achieve.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
For our next question, we go to Barbara Wyckoff with Guerrilla Capital Management.
Barbara Wyckoff — Guerrilla Capital Management — Analyst
Hi, everyone.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Barbara.
Barbara Wyckoff — Guerrilla Capital Management — Analyst
I guess this question, hi. Mike, do you see any shopping habits of the casual weekend female shopper? And what it is doing with the skirt and accessory business in all three brands?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. We had seen a falloff, a greater percentage fallout on weekend than during the week, and that continues, which indicates to us that the casual shopper is shopping, or shopping as a weekend activity is down. I think that will abate over time. Our skirt business is not good, and it is a bet we made for first quarter as opposed to dresses. As I said, I was wrong in fashion knits and dresses.
Our bet was that the skirt business was going to emerge. It has not. And we are selling printed skirts, patterned skirts, but that is about it. The accessory business is in-line with the total business, the flip flop is highly weather related. The tote business is not particularly strong, but we anticipate the accessory business improving for Back-to-School.
Operator
We go next to Dana Telsey with Telsey Advisory Group.
Dana Telsey — Telsey Advisory Group — Analyst
Good morning, everybody.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Dana Telsey — Telsey Advisory Group — Analyst
Mike, can you talk a little bit about Europe and the US? What do you see as compare and contrast the difference of product acceptance, what you are seeing at Hollister and Abercrombie, versus what you are seeing here? And as you expand to Milan, and also Tokyo, will there be differences there? And also, any difference in price point in IMU over there? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
What we are seeing in the UK is just an overwhelming acceptance of our offerings, quality, style, of merchandise, and store environment, store experience. This gives us just great optimism for where we are going. We are testing a store in Germany, as we stated, we are testing a mall-based store in Germany. We are testing a mall-based store in Italy this fall, and based upon the European business that we are doing in all of our brands, and all of our stores, we are highly optimistic of those results.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
I think the short answer is that there is an appreciation for what we do, and we are not going to oversaturate the world with what we are offering. What do we expect in Milan and Tokyo? The same things, looking at the Italian business that we are doing currently and the Japanese business that we are doing, we are highly optimistic about the results in those two stores. The third part of the question? Price difference, the prices in Milan and Tokyo are related to the Abercrombie & Fitch flagship prices in London.
Operator
We go next to Christine Chen with Needham & Company.
Christine Chen — Needham & Co. — Analyst
Thank you. Mike, I was just wondering if you could comment, we have certainly see more fashion in the stores as the year has progressed, and I expect there will be more for Back-to-School. What percentage of the mix would that be second half of the year, versus what it has been first half of the year? And which concept do you think has made the most progress? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I do not off the top of my head have a total figure. I can get it for you, Christine. I would be saying something that is wrong. It is a much higher percent fashion than what we call for product, but I don’t have an exact second or third quarter figure, but you are absolutely right, that the percentage of the business is higher. We have a much bigger SKU count in fashion than in core. And I think you are seeing that in the inventories right now. We can get back to you with that exact figure. We don’t have it here.
Operator
We go next with Robin Murchison with SunTrust.
Robin Murchison — SunTrust Robinson Humphrey — Analyst
Good morning, and thank you for taking my question. Am I right to assume that your UK price points are remaining stable with last year? And are international DTC sales growing? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
The answer is that UK prices are stable.
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Pound.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
In pounds.
And the answer to international direct to consumer is one that is difficult to answer right now. We had a system problem with some of the items on the international website. I think what we can say is that I can’t really answer the question. We are going back up on the 18th, a full assortment of items on the international website, because of some programming difficulties. We have had a limited assortment for the last two months.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
For our next question, we go to Lorraine Hutchinson with Bank of America-Merrill Lynch.
Lorraine Hutchinson — BAS-ML — Analyst
Thank you. Good morning. On the first quarter call, you had spoken with longer term store and distribution cost cutting initiatives that we may see the benefit of in the back half. I am just curious, I know you gave the guidance for the sixth piece of that, but are there any pieces of payroll, of any of the other variable costs, that we could see continuing to decline as the year goes on?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Well, we are continuing to look at all of those components both in the occupancy side of it and the other more variable components, and there are some initiatives we have identified recently that will be going into effect over the next few quarters. The point about sort of structure going forward probably more comes back, or significantly comes back to the occupancy cost side of the equation, where clearly we have had a significant deleveraging effect, and that is more of a medium-term objective, in terms of realigning that with sales, and it is not something that we can immediately change in the short-term.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
May I just comment one more comment about the international website, just so that we are totally clear for Robin. We don’t have clearance on the international website, and by taking that off, we eliminated the items that were a full assortment. That is why that business has been difficult to judge, but as of the 18th, those items will be back on the website, but at higher retails for Europe. We are doing everything we can to protect the international business and the brands.
Operator
Our next question comes from Kimberly Greenberger, Citigroup.
Kimberly Greenberger — Citigroup — Analyst
Great, thank you. Good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning, Kimberly.
Kimberly Greenberger — Citigroup — Analyst
The RUEHL impairment charge that you are currently evaluating, I am guessing that means that you don’t expect the future cash flows of RUEHL to recover the investment you have got in it. At what point do you sit down with the Board and just discuss, should this be a place to deploy shareholder capital, or do we need to make some more serious decisions about the future of RUEHL?
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Well, as we have said, Kimberly, we are conducting a review of RUEHL, and looking at different options that are available. The impairment charge is driven by the fact that from an accounting standpoint, we were deemed to have had a triggering event to do a review, pursuant to the stage we were at in looking at the different options. So it doesn’t denote a particular decision, it just denotes the fact that we had reached a point in the review, that we did have for accounting purposes a triggering event, and had to look at all of the potential opportunities, that now comes, and what that will potentially mean in terms of the value of the RUEHL assets. So that is an exercise that we are currently completing, both from an accounting standpoint, and then we have the strategic review itself.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Operator
We go next to John Morris with the Bank of Montreal.
John Morris — Bank of Montreal — Analyst
Thanks. Good morning, everyone. Mike, you talked a little bit about where you missed it, but in addition to the comments you gave in the prepared remarks, where did you guys just nail it in terms of fashion by Abercrombie and Hollister? And then my follow-up is what is the learning spin so far or lately on Gilly Hicks? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. First, the wins in fashion clearly wovens, woven tops. We expanded the assortment in fashion and quality, and that has been a very, very good business for us across the brands. Sweaters have also been a very good business for us.
Gilly Hicks, we learn about Gilly every day. I have to say, John, I continue to be hugely excited about Gilly. Our at-home business continues to be excellent, and we are making progress in bras, underwear, and personal care. What we are learning about the bra business is a lot in terms of fit, assortment, service in that business.
We are learning that the underwear business for us is a business, and the underwear and the personal care business is a business where we are not going to compete as commodities, or it’s commodity prices, and the underwear, and the personal care business tends to be that. We are competing on fashion and quality, and we think we have created niches that will enable us to win in those businesses. So lots of learnings. We continue to learn. And are very optimistic about the Gilly business.
Operator
We go next to Linda Tsai with MKM Partners.
Linda Tsai — MKM Partners — Analyst
Yes, just a follow-up to John’s question about Gilly. How comfortable are you with the AUR levels at Gilly, or is it too soon to comment on that?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
No, I think it is a really good question. Our AURs in the at-home business are exactly the Hollister AURs, as the Hollisters come down a bit, they will come down a bit in Gilly. We are in the bra business, competitive with the biggest bra competitor, and in the underwear business, we will be higher, because we are not going to be in the commodity underwear business. We have a very clear game plan, and are comfortable with it.
Operator
For our next question, we go to Richard Jaffe with Stifel Nicolaus.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Richard Jaffe — Stifel Nicolaus — Analyst
Thanks very much, guys. A question on the average unit retails coming down at Hollister, were you simply for better sourcing, just pass the savings on to the consumer, so your gross margin, initial gross margin is identical to what it was? And then the savings through better sourcing, will just be reflected in better values for the consumer? Is that a safe way to look at it?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Exactly. But with the important caveat that we continue to improve quality, and we are not taking anything out of the garments, but that is the formula, Richard.
Operator
And we go next to Michelle Clark with Morgan Stanley.
Michelle Clark — Morgan Stanley — Analyst
Yes, good morning. Mike, in the press release out this morning, there is a comment about a price conscious consumer, and that being relatively temporary in nature. First question is, one, what supports that view? And second, if it is longer term in nature, can you talk about the longer term positioning of the brand? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Michelle, we believe, I believe that the biggest trend in the world, long-term trend is a flight to quality. I absolutely believe that. That is what we founded this business on, and over time it is proven, so the whole point is to aspire, to say that people are going to flee quality over time, makes absolutely no sense to me.
We are in a time that is difficult in this regard, but to say that society is going to change it’s point of view about this, just flies in the face of the history of the world to me. There will be aspirations. That is the basis of what we are saying, and I continue to believe that. Look at our business in Europe. There is a flight to quality, quality in merchandise, stores, the store experience will continue to stand for that.
Operator
We go next to Jennifer Black with Jennifer Black and Associates.
Jeff Black — Barclays Capital — Analyst
Good morning, Mike, and thanks for taking my question.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Hi, Jennifer. How are you?
Jeff Black — Barclays Capital — Analyst
I am great, thank you. And you?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good. Great, too.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jeff Black — Barclays Capital — Analyst
Have you figured out a store prototype, and this is a follow-up to Gilly Hicks, that you want to use on go-forward basis? And I am wondering if you can get such great deals on real estate, you can actually make the economics work sooner rather than later? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
That is a great question. The prototype for Gilly Hicks go-forward is a smaller format than we currently have. The format is going to a 5,500-square foot store gross, and in answer to the second part of this question is, yes, we are getting better and better real estate deals, and it will clearly effect when we can start aggressively going after that business. I can’t give you a time, but to say that we are working hard on developing the bra and underwear, and the personal care part of the business, but we are manipulating that model, so that hopefully we can proceed sooner rather than later. But there is nothing we are not committing aggressively to the rollout of that store at this point. We hope to.
Operator
We go next to Roxanne Meyer with UBS.
Roxanne Meyer — UBS — Analyst
Great, thank you, good morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning.
Roxanne Meyer — UBS — Analyst
Just wanted to ask about your change in strategy in terms of flowing and product to your stores, if you could give us an update there and any changes that you anticipate further as we move to Back-to-School? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Well, if I understand the question, the flow is constant. We deliver new merchandise to our stores weekly, but have for quite a while. So there isn’t really a change in that strategy. There is more flow, because there is a greater percentage of the business that is fashion. For Back-to-School, again more fashion flow.
Operator
We go next to Marni Shapiro with The Retail Tracker.
Marni Shapiro — The Retail Tracker — Analyst
Hey, guys.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Good morning. Where have you been?

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Marni Shapiro — The Retail Tracker — Analyst
In the mall.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Okay. As always.
Marni Shapiro — The Retail Tracker — Analyst
I just want to say, I know it has been a really tough quarter and I don’t know if congratulations is the right word, or thank you, for sticking with the DNA of your Company, even when times are really tough, because so many times when things get difficult, you see companies sort of go off the deep end, in a direction that is not in the DNA of the brand. So it is nice to see you guys are sticking with that.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
You are right.
Marni Shapiro — The Retail Tracker — Analyst
So I have two very quick questions in your opening comments, you mentioned you plan to protect the brands and cash and international, but you didn’t mention direct, which up until this quarter had been a strong business for you, and you mentioned it on the international side. I was curious about it on the domestic side? And then any update you can give on denim? Because even pants in general, you had some cargos and twills, that have sort of crept into the store here and there. Your denim inventory has been fairly lean, but right, but there are some scary, and what I would call not DNA-appropriate trends out there in denim, like acid wash, that are working. But, so I am just curious what your thoughts are about those two sectors, and the direct business?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
I think we have real direct to consumer opportunity. We have been working very hard to make the direct to consumer a better reflection of the brands. We have been working on the presentation, and I think it looks better. We have been looking at better flow, in terms of information on newness, key items, and our goal is to make the direct to consumer an absolute reflection of the in-store quality and style that we project. We have not been there as well as we might. That is where we are going, but it is a really good question, and we think there is continued real opportunity in direct to consumer.
On denim, acid wash might be scary, but there is something to the trend, in terms of probably light wash, that I would suspect we could twist to our taste level and handwriting. And that is where we are with the whole business. How do we take trend, and put it into our taste level, our quality level, our handwriting? You won’t see anything scary, I promise you, Marni.
Eric Cerny — Abercrombie & Fitch Co. — Manager, IR
All right, Marni. This is Eric. Thank you for your questions. As far as our time, that is going to wrap it up for us. Thank you for joining us on our earnings call this morning.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman, CEO
Thank you.

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Final Transcript
May. 15. 2009 / 8:30AM ET, ANF — Q1 2009 Abercrombie & Fitch Co. Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — CFO
Thank you.
Operator
Again, ladies and gentlemen, this does conclude today’s conference. We do appreciate your participation.
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